Exhibit 99.1

Contacts:
Steve Cragle	Jeff Warren
Public Relations	Investor Relations
763-505-2345	763-505-2696

MEDTRONIC ANNOUNCES CHAIRMAN AND CEO WILLIAM A. HAWKINS TO RETIRE AT END OF COMPANY’S CURRENT FISCAL YEAR

MINNEAPOLIS – Dec. 20, 2010 – Medtronic (NYSE: MDT) announced today that William A. Hawkins intends to retire as Chairman and CEO of Medtronic at the conclusion of the current fiscal year ending April 29, 2011.  The company’s board of directors has initiated an external search for his replacement, and Mr. Hawkins plans to remain until his successor is appointed.

“Bill has made a very significant impact at Medtronic and his service is deeply appreciated,” said Ken Powell, lead director on Medtronic’s Board of Directors and Chairman of the board’s Corporate Governance Committee.  “We will be working closely with him in the coming months to ensure an orderly transition.”

”I am proud of what we have accomplished during my tenure at Medtronic and am confident that we made the right investments in talent, quality and innovation to position the company for long-term growth and future success,” said Hawkins.  “It has been an honor and a privilege to lead such a talented, committed organization and I will work closely with the board to ensure that the transition to my successor is smooth and effective.”

Mr. Hawkins, 56, was elected CEO in August of 2007 and chairman of the board in 2008.  He joined the company in 2002 as senior vice president and president of the company’s Vascular business and became president and chief operating officer in 2004.

About Medtronic
Medtronic, Inc. (www.medtronic.com), headquartered in Minneapolis, is the global leader in medical technology – alleviating pain, restoring health, and extending life for millions of people around the world.

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